Exhibit 10.18

Summary of Executive Officer and Director Compensation Arrangements

Executive Officer Compensation

The following table presents the 2006 base salary and 2006 bonus plan approved by the Board of Directors pursuant to the annual incentive compensation plan for the President and Chief Executive Officer and four of the five other most highly compensated executive officers for 2005. The other most highly compensated executive officer terminated his employment with Hercules in September 2005. Under the 2006 bonus plan, bonuses are paid to Hercules’ executive officers based on performance measures established jointly by the Nominating, Governance and Compensation Committee and management. For 2006, the annual incentive bonuses are based on targets for Hercules’ earnings, return on the use of capital, and company safety statistics. The Committee has established three performance measurement levels: threshold level, target level and maximum or stretch level. The amount of incentive compensation increases with each increasing level of Hercules’ performance.

		2006 Bonus
Officer	2006 Base Salary	Target	Maximum
Randall D. Stilley	$300,000.00	$200,000.00	$400,000.00
Steven A. Manz	$180,000.00	$120,000.00	$240,000.00
Don P. Rodney	$150,000.00	$45,000.00	$90,000.00
Randy Reed	$170,000.00	$85,000.00	$170,000.00
Thomas E. Hord	$225,000.00	$90,000.00	$180,000.00

Director Fees

Directors who are also full-time officers or employees of Hercules do not receive additional compensation for serving as directors. All other directors receive an annual retainer of $30,000. Each non-employee director also receives a fee of $1,500 for each board meeting and each committee meeting attended. In addition, the chairman of the audit committee receives an annual fee of $15,000 and the chairman of the nominating, governance and compensation committee receives an annual fee of $8,000. Hercules also reimburses the reasonable expenses incurred by the directors in attending meetings and Company business. Each non-employee director also receives an annual grant of restricted stock under Hercules’ 2004 long-term incentive plan having a fair market value (as defined in the plan) of $40,000, which vests on the business day after the following year’s annual meeting of stockholders. Any fees payable to directors who are affiliated with LR Hercules Holdings, LP (“Lime Rock”) or Greenhill Capital Partners, L.P. (“Greenhill”) will be paid to Lime Rock and Greenhill, as applicable.